Exhibit 99.1

Press Release June 2, 2009	6714 Pointe Inverness Way, Suite 200 Fort Wayne, IN 46804-7932 260.459.3553 Phone 260.969.3590 Fax

Steel Dynamics Announces Proposed Offerings of Common Stock and Convertible Senior Notes

FORT WAYNE, INDIANA, June 2, 2009 — Steel Dynamics, Inc. — (NASDAQ/GS: STLD) today announced its intention to offer, subject to market and other conditions, 27 million shares of common stock and $150 million aggregate principal amount of convertible senior notes due 2014.  The convertible senior notes will be guaranteed by certain subsidiaries of Steel Dynamics.

The underwriters in the common stock offering and the convertible senior notes offering will have a 30-day option to purchase, from the company, up to an additional 15% of the offered amount of common stock and convertible senior notes to cover over-allotments, if any.  The offerings will be made pursuant to Steel Dynamics’ shelf registration statement filed with the Securities and Exchange Commission.  Neither the completion of the common stock offering nor the convertible senior notes offering will be contingent on the completion of the other.

Steel Dynamics intends to use the net proceeds from the offerings to repay term loan borrowings under its existing senior secured credit facility.

Merrill Lynch & Co., Goldman, Sachs & Co., Morgan Stanley and J.P.Morgan are serving as joint book-running managers for both the common stock and the convertible senior notes offerings.  BMO Capital Markets, PNC Capital Markets LLC and Wachovia Securities are serving as co-managers for the common stock offering.  ABN AMRO Incorporated and PNC Capital Markets LLC are serving as co-managers for the convertible senior notes offering.

Copies of the preliminary prospectuses relating to offerings meeting the requirements of Section 10 of the Securities Act of 1933, as amended, may be obtained, when available, from Merrill Lynch & Co., 4 World Financial Center, New York, New York 10080, Attention: Prospectus Department; Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, Attention: Prospectus Department or by calling 212-902-1171; Morgan Stanley, 180 Varick Street, Second Floor, New York, New York 10014, Attention: Prospectus Department (email: prospectus@morganstanley.com); or J.P.Morgan, National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245 or by telephone at (718) 242-8002.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the convertible notes or the common stock, nor shall there be any sale of any of the convertible notes or the common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.  A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective.

Cautionary Statement

This release contains forward-looking statements with respect to market conditions and proposed offerings.  In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in Steel Dynamics’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Report on Form 10-Q.  Any forward-looking information in this press release is qualified in its entirety by the factors described in such Securities and Exchange Commission filings.

Contact:                 Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590

f.warner@steeldynamics.com